Exhibit 99.1

Prometheus Biosciences Reports Fourth Quarter and Full-Year 2021 Financial Results and Highlights Recent Corporate Progress

- Topline results for ongoing Phase 2 clinical trial in ulcerative colitis and Phase 2a trial in Crohn’s disease expected in fourth quarter 2022 –

- Phase 2 trial in Systemic Sclerosis-Associated Interstitial Lung Disease (SSc-ILD) on track to initiate this quarter –

- Signed agreement with Ypsomed for development of autoinjector for potential use in PRA023 registrational studies –

- Strong cash position of $257.3 million at year-end 2021 –

SAN DIEGO, March 9, 2022 – Prometheus Biosciences, Inc. (Nasdaq: RXDX), a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases, today reported financial results for the quarter and full-year ended December 31, 2021 and highlighted recent corporate progress.

“2021 was a transformational year for Prometheus, and we begin 2022 in our strongest position to date,” said Mark McKenna, Chairman and CEO.  “Prometheus is the first company to implement precision medicine in immunology and we continue to execute on this pioneering approach. We believe PRA023 is potentially a best-in-class anti-TL1A inhibitor, with a broad development program for multiple immune-mediated diseases in large markets that are primed for disruption.   We are currently advancing three clinical trials of PRA023 for ulcerative colitis, Crohn’s disease and SSc-ILD, and currently anticipate top line data readouts in both UC and CD in the fourth quarter.”

FOURTH QUARTER AND FULL-YEAR 2021 AND RECENT CORPORATE HIGHLIGHTS

Pipeline and Platform Highlights

Reported positive topline results from Phase 1 trial of PRA023 in healthy volunteers.  In December, Prometheus reported positive topline results from the Phase 1 trial to assess the safety, tolerability, pharmacokinetics, and pharmacodynamics of PRA023 in normal healthy volunteers and observed that PRA023 was well-tolerated, with no safety signal identified during the study. Prometheus also described a number of potentially differentiating features of the PRA023 program, including robust target engagement, a favorable immunogenicity profile, a Phase 2 dosing profile that is designed to quickly achieve steady state concentrations of drug, and a subcutaneous formulation of 200 mg/ml with a development plan designed to support the use of autoinjectors in future registrational studies.

Initiated 2 global Phase 2 clinical studies for PRA023 in Ulcerative Colitis (UC) and Crohn’s disease:

•

Prometheus’ Phase 2 ARTEMIS-UC clinical trial is currently enrolling patients with moderate-to-severely active UC who have failed conventional therapy, including biologics. The trial is a 12-week, double-blind, placebo-controlled, randomized study to evaluate the efficacy and safety of PRA023 in patients with UC. The initial cohort is statistically powered to evaluate the efficacy of PRA023 in patients with UC. The expansion cohort is statistically powered to further evaluate the effectiveness of the company’s companion diagnostic candidate in patients with UC. Topline results are expected in 4Q 2022.

•	Prometheus’ Phase 2a APOLLO-CD clinical trial is a 12-week open-label study that is currently enrolling patients with moderate-to-severely active CD with endoscopically active disease who have failed conventional therapy, including biologics. The study will assess the efficacy of PRA023 and the effectiveness of the company’s companion diagnostic candidate in patients with CD. Topline results expected in 4Q 2022.

Expanded development of PRA023 into third indication, SSc-ILD.  Prometheus broadened its pipeline by adding a third indication for PRA023, Systemic Sclerosis-associated Interstitial Lung Disease (SSc-ILD).  Systemic Sclerosis (SSc) is an autoimmune disorder characterized by progressive fibrosis of the skin and internal organs thought to result from inflammation and chronic immune activation. Lung parenchymal involvement (SSc-ILD) is the leading cause of morbidity and mortality for individuals with the disorder. The company plans to initiate the ATHENA-SSc-ILD study in the first quarter of 2022, which will also assess the performance of the company’s companion diagnostic candidate.

Received Fast Track Designation for PRA023 for SSc-ILD.  The US FDA has granted Fast Track Designation for Prometheus’ lead therapeutic candidate, PRA023, for the treatment of SSc-ILD.

Enrolled over 2,000 patients in Prometheus Enroll360TM platform. Prometheus’ Enroll360™ is a global patient recruitment platform that is designed to accelerate development timelines by improving the efficiency of patient identification and increasing the rate of enrollment for the company’s biomarker-guided clinical trials. Prometheus is building a global network of trial-ready sites where over 5,000 patients will be molecularly profiled and clinically evaluated to determine their eligibility for Prometheus clinical trials. The company plans to utilize Enroll360™ in Prometheus’ companion diagnostic-paired clinical trials for PRA023 as well as future programs.

New patent granted for PRA023 companion diagnostic (CDx).  The U.S. Patent and Trademark Office (USPTO) has granted a U.S. patent to Prometheus covering its companion diagnostic technology, which covers claims directed to methods of treating CD or UC by administering inhibitors of tumor necrosis factor-like cytokine 1A (TL1A) to patients selected by a defined companion diagnostic test. This newly granted patent reinforces Prometheus’ precision approach and extends the company’s patent coverage of its PRA023 companion diagnostic candidate into 2040.

Corporate Highlights

Completed oversubscribed $218.5M Initial Public Offering (IPO); ended 2021 as one of the best performing IPOs of 2021 across all industries.  Prometheus completed its IPO in March 2021 and was the top-performing biotech IPO in 2021, despite the challenging environment for biotech stocks.

Received $20M in milestone payments from Dr. Falk Pharma for PR600.  Prometheus achieved multiple significant milestones in 2021 from its collaboration with Dr. Falk Pharma GmbH with the selection of a clinical candidate in the PR 600 program, which targets an undisclosed member of the tumor-necrosis factor superfamily for the treatment of IBD.  The company expects to file an Investigational New Drug (IND) application for PR600 in the third quarter of 2022 and plans to explore its utility in other immune-mediated indications beyond IBD.

Signed agreement with Ypsomed for development and clinical supply of autoinjector.  Prometheus is collaborating with Swiss-based developer and manufacturer of injection and infusion systems to develop an autoinjector for potential use in PRA023 registrational studies in UC and CD based on their commercially approved platform.

Upcoming 2022 Milestones and Events

•	Initiation of SSc-ILD Phase 2 study expected by end of 1Q
•	Update on UC and CD Phase 2 enrollment planned in 2Q
•	Investigational Device Exemption (IDE) submission of the companion diagnostic for PRA023 planned in 3Q
•	IND submission for PR600 planned for 3Q

•	Topline results from the ARTEMIS-UC Phase 2 study expected in 4Q
•	Topline results from APOLLO-CD Phase 2a study expected in 4Q

Fourth Quarter and Full-Year 2021 Financial Results

Cash and Cash Equivalents.  As of December 31, 2021, Prometheus Biosciences had cash and cash equivalents of $257.3 million, compared to $54.2 million at the end of 2020.

Collaboration Revenue.  Revenue was $1.0 million for the three months ended December 31, 2021 compared to $0.5 million for the three months ended December 31, 2020 and $3.1 million for the full year 2021 compared with $1.2 million for the full year 2020.  The increase is primarily due to additional revenue generated from Prometheus’ partnership with Dr. Falk Pharma GmbH.

Research and Development (R&D) Expenses. Research and development expenses were $23.6 million for the three months ended December 31, 2021 compared to $5.3 million for the three months ended December 31, 2020 and $62.4 million for the full year 2021 compared with $19.1 million for the full year 2020.  The increases were primarily driven by advancement of PRA023 into global Phase 2 clinical trials, as well as advancing our other development programs.

General and Administrative (G&A) Expenses. General and administrative expenses were $7.4 million for the three months ended December 31, 2021 compared to $3.7 million for the three months ended December 31, 2020 and $28.5 million for the full year 2021 compared with $11.1 million for the full year 2020.   The increases were primarily due to an increase in expenses related to operating as a public company and an increase in personnel and stock-based compensation.

About PRA023

PRA023 is a humanized IgG1monoclonal antibody (mAb) that has been shown to bind and neutralize both the active trimeric form and inactive monomeric form of tumor necrosis factor (TNF)-like ligand 1A (TL1A). PRA023 binds both soluble and membrane-associated human TL1A with high affinity and specificity and has the potential to substantially improve outcomes for moderate-to-severe IBD patients predisposed to increased TL1A expression. Prometheus is developing PRA023 for the treatment of immune-mediated diseases including Ulcerative colitis (UC), Crohn’s disease (CD), and the newly identified systemic sclerosis-associated interstitial lung disease (SSc-ILD). The company is currently conducting a Phase 2 trial in UC patients and a Phase 2a trial in CD patients, each utilizing a genetic-based companion diagnostic candidate designed to classify patients who are predisposed to increased expression of TL1A and therefore potentially more likely to respond to PRA023. The company also plans to initiate a Phase 2 clinical trial for PRA023 in SSc-ILD by the end of the first quarter.

About Prometheus Biosciences

Prometheus Biosciences, Inc. is a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases. The company’s precision medicine platform, Prometheus360TM, combines proprietary machine learning-based analytical approaches with one of the world’s largest gastrointestinal bioinformatics databases to identify novel therapeutic targets and develop therapeutic candidates to engage those targets.

Forward Looking Statements

Prometheus cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to statements regarding: the timing of commencement of Prometheus’ Phase 2 clinical trial in SSc-ILD; Prometheus’ timing to provide an update regarding enrollment in its ongoing Phase 2 clinical trial in UC and its ongoing Phase 2a clinical trial in CD as well as the timing to announce topline data from these studies; Prometheus’ Enroll360 program and its ability to accelerate enrollment in Prometheus’ ongoing PRA023 clinical trials as well as other future clinical trials; Prometheus’ timing and ability to develop an autoinjector for use in potential future registrational studies of PRA023; the timing to submit an IND for Prometheus’ PR600 therapeutic candidate; timing to submit an IDE for the its companion diagnostic candidate for PRA023; and the potential for PRA023, if approved, to be a differentiated anti-TL1A inhibitor. The inclusion of forward-looking statements should not be regarded as a representation by Prometheus that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: Prometheus’ approach to the discovery and development of precision medicines based on Prometheus360 is unproven, and the company may not be able to develop any therapeutics or companion diagnostic products of commercial value; potential delays in the commencement, enrollment and completion of clinical trials and preclinical studies; Prometheus’ dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; Prometheus’ ability to develop companion diagnostics for its therapeutic product candidates; the success of clinical trials and preclinical studies for the company’s therapeutic product candidates and its companion diagnostic candidates; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; Prometheus may not realize any benefits from its current and any future collaborations; regulatory developments in the United States and foreign countries; Prometheus’ ability to obtain and maintain intellectual property protection for its product candidates and maintain its rights under intellectual property licenses; Prometheus’ ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or otherwise disrupting its clinical trials, manufacturing and supply chain; and other risks described in the Company’s prior press releases and filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Prometheus’ most recent annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Prometheus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Prometheus Biosciences, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Collaboration revenue	$1,037	$463	$3,129	$1,229
Operating expenses:
Research and development	23,564	5,307	62,427	19,147
General and administrative	7,417	3,719	28,505	11,089
Total operating expenses	30,981	9,026	90,932	30,236
Loss from operations	(29,944)	(8,563)	(87,803)	(29,007)
Other income (expense), net	26	(645)	(2,392)	(2,132)
Loss from continuing operations	(29,918)	(9,208)	(90,195)	(31,139)
Loss from discontinued operations	—	—	—	(5,999)
Net loss	$(29,918)	$(9,208)	$(90,195)	$(37,138)
Net loss per share, basic and diluted
Continuing operations	$(0.77)	$(5.51)	$(2.88)	$(20.78)
Discontinued operations	$—	$—	$—	$(4.00)
Net loss per share, basic and diluted	$(0.77)	$(5.51)	$(2.88)	$(24.78)
Weighted average shares outstanding - basic and diluted	38,916,838	1,670,095	31,334,154	1,498,973

Prometheus Biosciences, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$257,254	$54,201
Other current assets	8,129	3,255
Total current assets	265,383	57,456
Other assets	2,418	2,177
Total assets	$267,801	$59,633

Liabilities and Stockholders' Equity
Current liabilities	$16,442	$15,255
Long-term liabilities	16,204	15,896
Total liabilities	32,646	31,151
Convertible preferred stock	—	126,023
Total stockholders' equity (deficit)	235,155	(97,541)
Total liabilities and stockholders' equity	$267,801	$59,633

Contacts:

Noel Kurdi

VP Investor Relations and Communications

(646) 241-4400

nkurdi@prometheusbiosciences.com

Media contact:

Juniper Point

Amy Conrad

(858) 914-1962

media@prometheusbiosciences.com